Exhibit d.1(b)

ECLIPSE FUNDS INC.

AMENDMENT TO THE AMENDED AND

RESTATED MANAGEMENT AGREEMENT

This Amendment (the “Amendment”) to the Amended and Restated Management Agreement is made as of the 30th day of October, 2008, by and between Eclipse Funds Inc., a Maryland corporation (the “Company”), and New York Life Investment Management LLC, a Delaware limited liability company (“NYLIM” or the “Manager”).

WHEREAS, the parties hereto have entered into an Amended and Restated Management Agreement (the “Agreement”) dated as of August 1, 2008;

NOW, THEREFORE, for good and adequate consideration, the receipt of which is hereby acknowledged, the parties hereto agree to amend the Agreement as follows:

1.

Schedule A of the Agreement is hereby deleted in its entirety and replaced with the attached Schedule A, which removes the Large Cap Opportunity Fund effective upon its liquidation on October 30, 2008.

IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of the date first written above.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

By:	/s/ Barry A. Schub

Name: Barry A. Schub Title: Executive Vice President

ECLIPSE FUNDS INC.

By:	/s/ Stephen P. Fisher

Name: Stephen P. Fisher Title: President

Schedule A

(As of October 30, 2008)

For all services rendered by the Manager hereunder, each Fund of the Company shall pay the Manager and the Manager agrees to accept as full compensation for all services rendered hereunder, an annual fee equal to the following:

Fund	Annual Rate

Effective Through May 1, 2009:

All Cap Growth Fund	0.850% up to $500 million; 0.825% $500 million to $1 billion; and 0.800% in excess of $1 billion

Cash Reserves Fund	0.450% up to $500 million; 0.400% from $500 million to $1 billion; and 0.350% in excess of $1 billion

Conservative Allocation Fund	0.000%*

Floating Rate Fund	0.600% up to $1 billion; and 0.575% in excess of $1 billion

Growth Allocation Fund	0.000%*

Growth Equity Fund	0.700% up to $500 million; and 0.675% in excess of $500 million

Income Manager Fund	0.650% up to $1 billion; and 0.625% in excess of $1 billion

Indexed Bond Fund	0.350% up to $1 billion; and 0.300% in excess of $1 billion

Intermediate Term Bond Fund	0.600% up to $500 million; and 0.575% from $500 million to $1 billion; and 0.550% in excess of $1 billion

Moderate Allocation Fund	0.000%*

Moderate Growth Allocation Fund	0.000%*

S&P 500 Index Fund	0.250% up to $1 billion; 0.225% from $1 billion to $2 billion; 0.215% from $2 billion to $3 billion; and 0.200% in excess of $3 billion

Short Term Bond Fund	0.600% up to $500 million; and 0.575% in excess of $500 million

Effective Through June 18, 2009:

130/30 Core Fund	1.000%

130/30 Growth Fund	1.000%

130/30 International Fund	1.100%

Retirement 2010 Fund	0.100%

Retirement 2020 Fund	0.100%

Retirement 2030 Fund	0.100%

Retirement 2040 Fund	0.100%

Retirement 2050 Fund	0.100%

Effective Through December 7, 2009:

130/30 High Yield Fund	0.800%
*

The Manager will receive no fee from the Fund, although the parties acknowledge that the Manager or its affiliates shall receive compensation from other registered investment companies, including other series of the Company, in connection with assets of the Fund that are invested in such investment companies.